AMENDMENT TO PARTICIPATION AGREEMENT

(Institutional and Service Shares)

Regarding

RULES 30e-3 and 498A

This Amendment (the “Amendment”) is entered into as of July 1, 2023 (the “Effective Date”), by and among Transamerica Life Insurance Company (the “Company”), on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), and Janus Aspen Series (the “Trust”) (collectively, the “Parties”).

RECITALS

WHEREAS, Transamerica Advisors Life Insurance Company (“TALIC”) was merged into the Company effective July 1, 2019;

WHEREAS, Transamerica Premier Life Insurance Company (“TPLIC”) was merged into the Company effective October 1, 2020;

WHEREAS, the Company entered into a participation agreement with the Trust dated June 30, 1999 (for Institutional Shares); the Company entered into a participation agreement with the Trust dated April 6, 2000 (for Service Shares); TPLIC (as Western Reserve Life Assurance Co. of Ohio) entered into a participation agreement with the Trust dated July 22, 1999 (for Institutional Shares); (collectively, the “Participation Agreement”);

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Trust (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain trust documents (“Trust Documents”), defined below, required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Trust Documents be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Trust prepares and provides the Trust Documents that are specified in Rules 30e-3 and 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trust hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Trust Documents; Website Posting.

(a)	Fund Documents. The Trust is responsible for preparing and providing the following “Trust Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (referred to in Rule 30e- 3 as the “Current” and “Prior” Report to Shareholders, together the “Shareholder Reports”);

(v)	Complete Portfolio Holdings from Shareholder Reports Containing a Summary Schedule of Investments, as applicable; and

(vi)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters, as applicable, (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”.

(b)	Deadline for Providing, and Currentness of, Trust Documents.

(i)

The Trust shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company, or its designee, on a timely basis to facilitate the required website posting, and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts; and

(ii)

The Trust shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting), which is anticipated to be no later than five (5) business days before the date each time that the Trust Documents are required to be posted by Rule 30e-3 (“30e-3 Posting Deadline”).

(c)	Format of Trust Documents. The Trust shall provide the Trust Documents to the Company, or its designee, in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	Are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraphs (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A);

(ii)

Permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such a document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)

Permit persons accessing the Trust Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d)

Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust fulfills its obligations under this Amendment. The Company may engage a third party to host and maintain the website as specified above.

(e)	Use of Summary Prospectuses.

(i)

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	The Trust shall ensure that a Summary Prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f)

Website Hosting and Notice Fee (Expense Allocation). The Company shall bear the costs of posting, maintaining and managing the Trust Documents on the website hosted by the Company and the costs of preparing and mailing notice of the availability of the Trust’s Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3).

2.

Content of Fund Documents. The Trust shall be responsible for the content and substance of the Trust Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Trust Documents. Without limiting the generality of the foregoing in any manner, the Trust shall be responsible for ensuring that the Trust Documents as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Article II is hereby amended by deleting Sections 2.2, 2.3(a) and 2.4 in their entirety and replacing them with the following:

“2.2  At the option of the Company, the Trust shall either (a) provide the Company (at the Company’s expense) with as many copies of the Trust’s Shares’ current prospectus, annual report, semi-annual report, Trust Documents, and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera-ready copy, portable document format (PDF) or other electronic form of such documents in a form suitable for duplication, or adding to a website. The Trust shall provide the Company with a copy of the Shares’ statement of additional information in a form suitable for duplication or website posting by the Company. The Trust (at its expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners. The Trust will provide these documents within a reasonable period of time so that the Company can distribute them to Contract owners in a timely manner.”

“2.3  (a) The Company shall bear the costs of printing and distributing the Trust’s Shares’ prospectus, statement of additional information, shareholder reports, Trust Documents, and other shareholder communications to owners of and applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.”

“2.4 The Company agrees and acknowledges that Janus Henderson Group plc (“Janus Henderson”) or its affiliate is the sole owner of the name and mark “Janus” and/or “Janus Henderson.” All references contained in this Agreement to “the name or mark ‘Janus’ and/or ‘Janus Henderson’” shall include but not be limited to the Janus Henderson logo, the website www.janushenderson.com (“Trust Website”) and any and all electronic links relating to such website. Neither the Company, nor its affiliates, employees, or agents shall, without prior written consent of Janus Henderson, use the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, or make representations regarding the Trust, Janus Henderson, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Trust, Janus Henderson, or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Portfolios. The Company will make no use of the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, except as expressly provided in this Agreement or expressly authorized by Janus Henderson in writing. All goodwill associated with the name and mark “Janus” and/or “Janus Henderson,” including any derivations thereof, shall inure to the benefit of Janus Henderson or its affiliate. Upon termination of this Agreement for any reason, the Company shall immediately cease any and all use of any Janus and/or Janus Henderson mark(s).”

4.

Portfolio Expense and Performance Data. The Trust shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Trust shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than sixty (60) calendar days after the close of each Portfolio’s fiscal year:

(a)

The gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6);

(b)

The net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, (ii) Instruction 4 to Item 17 of Form N-4, (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio; and

(c)

The “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

6.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy, including an electronic signature, of this Amendment delivered by facsimile or by emailing a copy in PDF form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

7.	Liability. The Trust is responsible for the obligations, duties, and liabilities of the Trust under this Amendment.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Liza Tyler

Name: Liza Tyler

Title: Vice President

The Trust:

JANUS ASPEN SERIES

By: /s/ Abigail Murray

Name: Abigail Murray

Title: Vice President, Secretary and Chief Legal Officer